Exhibit 21.1

SUBSIDIARIES OF GRANDPARENTS.COM, INC.

American Grandparents Association LLC, a Florida limited liability company

Bio-Newco, Inc., a Washington corporation (formerly known as Pacific Biomarkers, Inc.)

Bioquant Inc., a Michigan corporation

Grand Card, LLC, a Florida limited liability company

Grand Inspirations LLC, a Florida limited liability company

Grandconnect LLC, a Florida limited liability company

GrandCorps LLC, a Florida limited liability company

Grandcruises LLC, a Florida limited liability company

Grandparents Health Plans LLC, a Florida limited liability company

Grandparents Insurance Plans LLC, a Florida limited liability company

Grandparents Investment Plans LLC, a Florida limited liability company

Grandwomen LLC, a Florida limited liability company

Newco Tech, Inc., a Washington corporation (formerly known as PBI Technology, Inc.)